UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Intellicheck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3234779
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

535 Broad Hollow Road, Suite B51, Melville, NY 11747	11747
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Stock, par value $0.001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), or (e) check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [  ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [  ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _______________________ (if applicable)

Securities registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)
N/A
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Intellicheck, Inc. (the “Company”) is filing this Form 8-A in connection with the transfer of the listing of its common stock, $0.001 par value per share (“Common Stock”) from the New York Stock Exchange American (the “NYSEAmerican”) to The Nasdaq Stock Market LLC (“Nasdaq”). On January 17, 2020, the Company provided written notice to the NYSEAmerican of its intention to voluntarily transfer the listing of its common stock to Nasdaq. On December 30, 2019, the Company’s Board of Directors approved the transfer of the listing to Nasdaq pending formal approval by Nasdaq, and the Company’s common stock has been approved for listing by Nasdaq. The Company expects to cease trading on the NYSEAmerican at market close on January 31, 2020 and to commence trading on Nasdaq on February 3, 2020 under the Company’s current stock symbol “IDN”.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Common Stock set forth under the caption “Description of Capital Stock” contained in the Company’s Registration Statement on Form S-1 (Registration No. 333-201168), filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on January 8, 2015 is incorporated herein by reference.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant	INTELLICHECK, INC.

Date	January 31, 2020

By	/s/ Bill White
Bill White Chief Financial Officer